Exhibit 99.1

FORESTAR REPORTS FOURTH QUARTER AND FISCAL 2025 RESULTS

ARLINGTON, Texas (Business Wire) - October 28, 2025 — Forestar Group Inc. (“Forestar”) (NYSE: FOR), a leading national residential lot developer, today reported financial results for its fourth quarter and fiscal year ended September 30, 2025.

Fiscal 2025 Fourth Quarter Highlights
All comparisons are year-over-year

•Net income increased 7% to $87.0 million or $1.70 per diluted share
•Pre-tax income increased 4% to $113.1 million, with a pre-tax profit margin of 16.9%
•Consolidated revenues increased 22% to $670.5 million on 4,891 lots sold

Fiscal 2025 Highlights
All comparisons are year-over-year

•Net income totaled $167.9 million or $3.29 per diluted share
•Pre-tax income of $219.3 million, with a pre-tax profit margin of 13.2%
•Consolidated revenues increased 10% to $1.7 billion on 14,240 lots sold
•Owned and controlled 99,800 lots at September 30, 2025
•Lots contracted for sale increased 13% to 23,800 lots at September 30, 2025
•Real estate of $2.6 billion at September 30, 2025
•Return on equity of 10.1%
•Book value per share increased 11% to $34.78
•Net debt to total capital ratio of 19.3%, with total liquidity of $968.1 million

Financial Results
Net income for the fourth quarter of fiscal 2025 increased 7% to $87.0 million, or $1.70 per diluted share, compared to $81.6 million, or $1.60 per diluted share, in the same quarter of fiscal 2024. Pre-tax income for the quarter increased 4% to $113.1 million from $108.5 million in the same quarter of fiscal 2024. Pre-tax income for the current quarter and prior year quarter both include a gain on sale of assets of $4.5 million. Revenues for the fourth quarter increased 22% to $670.5 million from $551.4 million in the same quarter of fiscal 2024.

Net income for the fiscal year ended September 30, 2025 decreased 17% to $167.9 million, or $3.29 per diluted share, compared to $203.4 million, or $4.00 per diluted share, in fiscal 2024. Pre-tax income for fiscal 2025 decreased 19% to $219.3 million from $270.1 million in fiscal 2024. Fiscal 2025 results include a total pre-tax gain on sale of assets of $4.5 million compared to $9.5 million in fiscal 2024. Revenues for fiscal 2025 increased 10% to $1.7 billion from $1.5 billion in fiscal 2024.

The Company’s return on equity was 10.1% for fiscal 2025. Return on equity is calculated as net income for the year divided by average stockholders’ equity, where average stockholders’ equity is the sum of ending stockholders’ equity balances of the trailing five quarters divided by five.

Operational Results
Lots sold during the fourth quarter decreased 9% to 4,891 lots compared to 5,374 lots in the same quarter of fiscal 2024. During the fourth quarter of fiscal 2025, Forestar sold 828 lots to customers other than D.R. Horton, Inc. (“D.R. Horton”), compared to 949 lots in the prior year quarter. Lots sold to customers other than D.R. Horton in the fourth quarter of fiscal 2025 included 234 lots that were sold to lot bankers who expect to sell those lots to D.R. Horton at a future date.

Lots sold during fiscal 2025 decreased 5% to 14,240 lots compared to 15,068 lots in fiscal 2024. During fiscal 2025, 2,489 lots were sold to customers other than D.R. Horton compared to 1,801 lots in fiscal 2024. Lots sold to customers other than D.R. Horton in fiscal 2025 included 927 lots that were sold to lot bankers who expect to sell those lots to D.R. Horton at a future date compared to 124 lots in fiscal 2024.

The Company’s lot position at September 30, 2025 was 99,800 lots, of which 65,100 were owned and 34,700 were controlled through land and lot purchase contracts. Lots owned at September 30, 2025 included 8,900 that were fully developed. Of the Company’s owned lot position at September 30, 2025, 23,800 lots, or 37%, were under contract to be sold, representing approximately $2.1 billion of future revenue. Another 17,600 lots, or 27%, of the Company’s owned lots were subject to a right of first offer to D.R. Horton based on executed purchase and sale agreements at September 30, 2025.

Capital Structure, Leverage and Liquidity
Forestar ended the fiscal year with $379.2 million of unrestricted cash and $588.9 million of available borrowing capacity on its senior unsecured revolving credit facility for total liquidity of $968.1 million. In September 2025, the Company redeemed the remaining $70.6 million principal amount of 3.85% senior unsecured notes due 2026. Debt at September 30, 2025 totaled $802.7 million, with no senior note maturities until fiscal 2028. The Company’s net debt to total capital ratio at the end of the year was 19.3%. Net debt to total capital consists of debt net of unrestricted cash divided by stockholders’ equity plus debt net of unrestricted cash.

Outlook
Donald J. Tomnitz, Chairman of the Board, said, “The Forestar team finished the year with a strong fourth quarter, demonstrating demand for finished lots is solid despite the continued impact of ongoing affordability constraints and cautious consumer sentiment on new home demand. We delivered over 14,200 finished lots in fiscal 2025, and our revenues exceeded the high end of our most recent guidance range.

Over the last five years, Forestar invested more than $7.3 billion in land acquisition and development and delivered more than 75,000 finished lots to local, regional and national homebuilders. Over the same time period, our book value per share increased 92%. Our profitable expansion is creating meaningful value for our shareholders.

As we look forward to fiscal 2026, we currently expect to deliver between 14,000 and 15,000 lots, generating $1.6 billion to $1.7 billion of revenue. We are focused on maximizing returns in each of our projects by aligning the pace and price of lot sales with the timing of our investments to meet demand.”

Tomnitz concluded, “Forestar is uniquely positioned to consistently supply finished lots that are essential to the homebuilding industry. Our strong balance sheet and liquidity allow us to remain agile and resilient through changing market conditions. We expect to continue aggregating market share, supported by our financial strength, substantial operating platform, strategic relationship with D.R. Horton and $2.1 billion of contracted future revenue. We plan to maintain our disciplined approach to capital allocation while positioning Forestar for growth and driving long-term value for our shareholders.”

Conference Call and Webcast Details
The Company will host a conference call today (Tuesday, October 28) at 11:00 a.m. Eastern Time. The dial-in number is 888-506-0062, the entry code is 756007, and the call will also be webcast from the Company’s website at investor.forestar.com.

First Quarter Conference Call
The Company plans to release financial results for its first quarter ended December 31, 2025 on January 20, 2026 before the market opens. The Company will host a conference call that morning at 11:00 a.m. Eastern Time. Details on how to access the conference call will be available at a later date.

About Forestar Group Inc.
Forestar Group Inc. is a residential lot development company with operations in 64 markets and 23 states. Based in Arlington, Texas, the Company delivered more than 14,200 residential lots during its fiscal year ended September 30, 2025. Forestar is a majority-owned subsidiary of D.R. Horton, the largest homebuilder by volume in the United States since 2002.

Forward-Looking Statements
Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although Forestar believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to Forestar on the date this release was issued. Forestar does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include we currently expect to deliver between 14,000 and 15,000 lots, generating $1.6 billion to $1.7 billion of revenue; Forestar is uniquely positioned to consistently supply finished lots that are essential to the homebuilding industry; our strong balance sheet and liquidity allow us to remain agile and resilient through changing market conditions; we expect to continue aggregating market share, supported by our financial strength, substantial operating platform, strategic relationship with D.R. Horton and $2.1 billion of contracted future revenue; and we plan to maintain our disciplined approach to capital allocation while positioning Forestar for growth and driving long-term value for our shareholders.

Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: the effect of D.R. Horton’s controlling level of ownership on us and the holders of our securities; our ability to realize the potential benefits of the strategic relationship with D.R. Horton; the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our customers; the cyclical nature of the homebuilding and lot development industries and changes in economic, real estate and other conditions; the impact of significant inflation, higher interest rates or deflation; supply shortages and other risks of acquiring land, construction materials and skilled labor; the effects of public health issues such as a major epidemic or pandemic on the economy and our business; the impacts of weather conditions and natural disasters; health and safety incidents relating to our operations; our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds; the effects of information technology failures, cybersecurity incidents, and the failure to satisfy privacy and data protection laws and regulations; the impact of governmental policies, laws or regulations and actions or restrictions of regulatory agencies; the effects of changes in income tax and securities law; our ability to achieve our strategic initiatives; continuing liabilities related to assets that have been sold; the cost and availability of property suitable for residential lot development; general economic, market or business conditions where our real estate activities are concentrated; our dependence on relationships with national, regional and local homebuilders; competitive conditions in our industry; obtaining reimbursements and other payments from governmental districts and other agencies and timing of such payments; our ability to succeed in new markets; the conditions of the capital markets and our ability to raise capital to fund expected growth; our ability to manage and service our debt and comply with our debt covenants, restrictions and limitations; the volatility of the market price and trading volume of our common stock; and our ability to hire and retain key personnel. Additional information about issues that could lead to material changes in performance is contained in Forestar’s annual report on Form 10-K and its most recent quarterly report on Form 10-Q, both of which are or will be filed with the Securities and Exchange Commission.

Contact
Chris Hibbetts, 817-769-1860
Vice President of Finance & Investor Relations
InvestorRelations@forestar.com

FORESTAR GROUP INC.
Consolidated Balance Sheets
(Unaudited)

	September 30,
	2025	2024
	(In millions, except share data)
ASSETS
Cash and cash equivalents	$379.2	$481.2
Real estate	2,645.1	2,266.2
Investment in unconsolidated ventures	—	0.3
Property and equipment, net	8.1	7.1
Other assets	104.6	85.3
Total assets	$3,137.0	$2,840.1
LIABILITIES
Accounts payable	$71.0	$85.9
Accrued development costs	131.8	144.6
Earnest money on sales contracts	193.3	172.3
Deferred tax liability, net	86.2	67.5
Accrued expenses and other liabilities	83.1	68.3
Debt	802.7	706.4
Total liabilities	1,368.1	1,245.0
EQUITY
Common stock, par value $1.00 per share, 200,000,000 authorized shares, 50,833,171 and 50,653,637 shares issued and outstanding at September 30, 2025 and 2024, respectively	50.8	50.7
Additional paid-in capital	671.0	665.2
Retained earnings	1,046.1	878.2
Stockholders' equity	1,767.9	1,594.1
Noncontrolling interests	1.0	1.0
Total equity	1,768.9	1,595.1
Total liabilities and equity	$3,137.0	$2,840.1

FORESTAR GROUP INC.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
	(In millions, except per share amounts)
Revenues	$670.5	$551.4	$1,662.4	$1,509.4
Cost of sales	520.8	419.5	1,298.9	1,150.1
Selling, general and administrative expense	42.7	32.0	154.4	118.5
Equity in earnings of unconsolidated ventures	—	—	(0.6)	—
Gain on sale of assets	(4.5)	(4.5)	(4.5)	(9.5)
Interest and other income	(1.7)	(4.1)	(6.3)	(19.8)
Loss on extinguishment of debt	0.1	—	1.2	—
Income before income taxes	113.1	108.5	219.3	270.1
Income tax expense	26.1	26.9	51.4	66.7
Net income	$87.0	$81.6	$167.9	$203.4

Basic net income per common share	$1.71	$1.61	$3.30	$4.03
Weighted average number of common shares	50.9	50.7	50.9	50.4

Diluted net income per common share	$1.70	$1.60	$3.29	$4.00
Adjusted weighted average number of common shares	51.1	51.0	51.1	50.8

FORESTAR GROUP INC.
Revenues, Residential Lots Sold and Lot Position

	REVENUES
	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
	(In millions)
Residential lot sales:
Development projects	$546.4	$496.4	$1,499.8	$1,418.5
Lot banking projects	19.4	26.8	43.4	37.9
Decrease in contract liabilities	1.3	0.3	1.1	2.9
	567.1	523.5	1,544.3	1,459.3
Deferred development projects	—	4.5	—	8.1
	567.1	528.0	1,544.3	1,467.4
Tract sales and other	103.4	23.4	118.1	42.0
Total revenues	$670.5	$551.4	$1,662.4	$1,509.4

	RESIDENTIAL LOTS SOLD
	Three Months Ended September 30,		Year Ended September 30,
	2025	2024	2025	2024
Development projects	4,743	5,176	13,892	14,769
Lot banking projects	148	198	348	299
	4,891	5,374	14,240	15,068

Average sales price per lot (1)	$115,700	$97,300	$108,400	$96,600

			LOT POSITION
			September 30,
			2025	2024
Lots owned			65,100	57,800
Lots controlled under land and lot purchase contracts			34,700	37,300
Total lots owned and controlled			99,800	95,100

Owned lots under contract to sell to D.R. Horton			22,800	20,500
Owned lots under contract to customers other than D.R. Horton			1,000	500
Total owned lots under contract			23,800	21,000

Owned lots subject to right of first offer with D.R. Horton based on executed purchase and sale agreements			17,600	17,200
Owned lots fully developed			8,900	6,300
_____________
(1)Excludes any impact from change in contract liabilities.